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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Christopher G. Wheeler of Fisher communications, Inc., 206-404-6784

FISHER ANNOUNCES NAME CHANGE, SALE OF FLOUR MILLING ASSETS, AND APPLICATION FOR NASDAQ LISTING

SEATTLE, WASHINGTON--March 19, 2001--(FSCI:OB) In an 8-K filing with the Securities and Exchange Commission, Fisher reported its name change from Fisher Companies Inc. to Fisher Communications, Inc. Fisher's Board of Directors approved this change on March 8. The new name reflects the company's increasing focus on communications and media, which includes its ongoing restructuring into Broadcasting and Media Services operating companies, and its design, construction, and operation of Fisher Plaza, a digital communications hub facility located in Seattle.

On March 16, a purchase and sale agreement for sale of Fisher's flour milling assets was signed with Pendleton Flour Mills, L.L.C. Assets being sold include the Blackfoot, Idaho facility, its milling equipment and related assets, the Seattle, Washington milling facility, its milling equipment and related assets, and the Portland, Oregon and Modesto, California milling equipment. Closing of the transaction is expected in early May 2001.

Today, Fisher Communications, Inc. submitted an application to list its common stock on the Nasdaq National Market. Fisher cannot give any assurances as to whether or when Nasdaq will accept the application filed by the company, or whether or when the stock will be listed.

"These events are indicative of where we're going as a company," said Fisher Communications, Inc.'s President and CEO, William W. Krippaehne Jr. "We are now several steps closer to our intended concentration on communications and media as Fisher's core businesses."

Some of the statements in this press release are forward-looking statements. Forward-looking statements include all passages containing verbs such as `anticipates, believes, expects, intends, plans' and similar phrases, or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. The forward-looking statements in this release include all statements relating to the closing of the sale of Fisher's flour milling assets and statements about the direction of the company. Such forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those set out in the statements and there can be no assurance that projected results will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: that the restructuring may disrupt the company's operations and distract management, that the company cannot predict if it will be able to fully integrate its broadcast communications, media services and other operations, that the company cannot assure you that any benefits of the restructuring will justify its costs, and that the company's efforts to sell the flour milling assets may not be successful or take longer than expected. Other important facts that could cause actual results to differ materially from the forward-looking statements are discussed in the company's filings with the SEC, including its Form 10-K for the year ended December 31, 2000.